SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                      FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
      FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
                                    ACT OF 1934


                          COMMISSION FILE NUMBER: 0-32387


                           NATURALLY SAFE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)


   2240 Shelter Island Drive, Suite 202 San Diego, California        92106
         (Address of principal executive offices)                 (Zip Code)


                   Issuer's telephone number:  (619) 226-3536


                        Common Stock, Par Value $ 0.001
         (Title of each class of securities covered by this Form)

                                     None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
     Rule 15d-6             [ ]

               Approximate number of holders of record as of
                  the certification or notice date: 38

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                           Naturally Safe Technologies, Inc.



Dated: September 12, 2002                  By: /s/  John Fleming
                                           John Fleming, President